Exhibit 10.52

PROTEONOMIX, INC. AND PROTEODERM, INC.

 KISHORE AHUJA, M.D.

MULTI-CENTER COSMECEUTICAL STUDY AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of March, 2010, by and-among Proteonomix, Inc., a Delaware corporation and Proteoderm, Inc., a New York corporation, both with offices at 187 Mill Lane, Mountainside, NJ 07092 (respectively "PX" and "PD," collectively “PX/PD"); and Kishore Ahuja, M.D., with offices at One Woodbridge Center Suite 400, Woodbridge, New Jersey 07095 ("Dr. Ahuja”) (collectively the "Parties").

WHEREAS, PX is a biomedical company engaged in the fields of stem cell therapies and regenerative medicine; and

WHEREAS, PX's subsidiary, PD, has developed a line of cosmeceutical skin care products containing its patent-pending molecule Matrix NC-138"tm (the "Products"); and

WHEREAS, PD wishes to conduct a clinical study on the use of the Products and their effect on aging and aged skin, and particularly with regard to wrinkles (the "Study"); and

WHEREAS, Dr. Ahuja is an allergist and immunologist in private medical practice; and

WHISEAS, Dr. Ahuja has offered to serve as a clinical investigator for the Study (“Clinical Investigator”); and

WHEREAS, the Parties wish to set forth and clarify the terms of their respective involvement in the Study;

NOW, THEREFORE, in consideration of the mutual premises and the consideration herein set forth, the Parties agree as follows:

l.

Nature and Purpose of the Study. The Study shall be conducted in order to document the clinical benefits of the Products on aging and aged skin, particularly with regard to wrinkles.

2.

Parameters of the Study. The "Proposal for Design and Implementation of Multi-Center Proteoderm Study” is attached hereto as Exhibit A (the 'Proposal") and is incorporated into this Agreement as if set forth in its entirety below.

3.

Roles and Responsibilities. In his role as a Clinical Investigator for the Study, Dr. Ahuja shall fulfill the duties set forth in the Proposal at sites in Woodbridge, New Jersey, Paramus, New Jersey and The Bronx, New York. PX/PD will provide a sufficient number of cosmeceutical kits as set forth in the Proposal, and will provide technical support as requested from Dr. Ahuja from time to time. PX/PD will also retain the services of a statistician to compile the data from the Study and prepare a written report, unless, as set forth in the Proposal, Dr. Ahuja should choose to be responsible to compile the data and prepare a report.

4.

Compensation. For his participation in the Study through the date of completion, together with any post-Study matters set forth in the Proposal, Dr. Ahuja shall be entitled to compensation as follows:

Dr. Ahuja shall receive fifteen (15,000) thousand options (“Options”) to purchase shares of the common stock of PX. The Options will vest as follows: 5,000 Options upon signing this Agreement; 5,000 Options upon the entry of a minimum of 150 patients who have signed the consent form to participate in the Study and 5,000 Options upon delivery of the report at the conclusion of the Study involving a minimum of 150 patients among the three sites. The Options shall be exercisable to purchase shares of the common stock of PX for a period of five years from the date of issuance at $3.50 per share.

Upon the exercise of any Options granted hereunder, Dr. Ahuja shall receive certificates bearing a legend restricting public sale of the restricted shares of the common stock of PX unless and until there exists an effective registration statement relating to the shares of common stock underlying the Options or an exemption therefrom.

In addition, Dr. Ahuja will receive cash compensation as follows:

$5,000 per center once all patients in a specific center as set forth in paragraph 3 above are enrolled and $15,000 at the completion of the study involving the three centers.

5.

Additional Benefit. Dr. Ahuja shall be allowed to keep data including copies of all photographs taken of patients during the Study (the “Data”), for his own medical use which he may employ to show future patients the beneficial effects of the Products following conclusion of the Study; and any other usage is prohibited without the written consent of PX or PD. All intellectual property rights to the Data are owned by PX and PD.

6.

Confidentiality. PX and PD and Dr. Ahuja shall enter into a non-disclosure and confidentiality agreement prior to the commencement of his participation as a Clinical Investor for the Study.

7.

Time Devoted to Performance. Dr. Ahuja shall devote sufficient time with regard to his other commitments to perform the duties as set forth in the Proposal.

8.

Applicable Law. This Agreement shall be interpreted in accordance with the internal laws of the State of New York without regard to its conflicts of interest laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PROTEONOMIX, INC.

PROTEODERM, INC.

By: /s/ Michael Cohen

By: /s/ Michael Cohen

       Michael Cohen,

         Michael Cohen,

       President

         President

/s/ Kishore Ahuja, M.D.

Kishore Ahuja, M.D.